EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Kelly Pasterick	Christa Bowers
(212) 836-2674	(212) 836-2605
Kelly.Pasterick@alcoa.com	Christa.Bowers@alcoa.com

Alcoa Acquires Firth Rixson,

Grows Global Aerospace Portfolio

Transaction Advances Alcoa’s Transformation

NEW YORK, Nov. 20, 2014 – Lightweight metals leader Alcoa (NYSE:AA) today announced that it has completed the acquisition of Firth Rixson, a global leader in aerospace jet engine components. The Company closed the transaction, which was announced on June 26, 2014, after receiving all of the required global regulatory approvals and arranging financing for the deal.

Firth Rixson strengthens Alcoa’s robust aerospace portfolio and positions the Company to capture greater profitable growth from its expanding value-add business. The transaction doubles Alcoa’s average revenue content on high-growth engine programs. Accelerating Alcoa’s transformation to a multi-material enterprise, the acquisition increases its offerings made of nickel-based superalloys, titanium, stainless steel and advanced aluminum alloys, produced using the most advanced isothermal forging technology and ring production capabilities.

“By combining the talent and cutting-edge technology of our two innovation-driven companies, we are taking our aerospace business to new heights,” said Klaus Kleinfeld, Alcoa Chairman and Chief Executive Officer. “This transaction is creating a more profitable future for Alcoa by delivering greater sustainable value for our customers, employees and shareholders.”

With this acquisition, Alcoa’s revenues are expected to increase by $1.6 billion with an additional $350 million EBITDA in 2016, and to increase by $2 billion in revenues by 2019. Approximately 70 percent of this growth is secured by long-term agreements.

A majority of these new revenue streams come from aerospace sales, enabling Alcoa to further capitalize on strong growth in the commercial aerospace sector. Alcoa projects a compounded annual commercial jet growth rate of 7 percent through 2019 and sees a current 9-year production order book at 2013 delivery rates.

Alcoa is implementing a robust integration plan to realize significant synergy cost savings, primarily driven by purchasing and productivity improvements, optimizing internal metal supply and leveraging Alcoa’s global shared services. These cost savings are expected to reach approximately $100 million annually by year five. The transaction is expected to be neutral to earnings the first year and accretive thereafter and will generate a return in excess of cost of capital. Firth Rixson’s businesses will be integrated into Alcoa’s Engineered Products and Solutions (EPS) segment.

Alcoa’s aerospace business holds the number one global position in aluminum forgings and extrusions, jet engine airfoils and fastening systems and is a leading supplier of structural castings made of titanium, aluminum and nickel-based superalloys and aluminum sheet and plate. Through this acquisition, it now also holds the number one global position in seamless rolled jet engine rings, engineered from nickel-based superalloys and titanium, and is one of the world’s leading suppliers of vacuum melted superalloys used to make aerospace, industrial gas turbine, oil and gas products and structural components for landing gear applications. It also has entered into a highly specialized segment of jet engine forgings that require isothermal forging technology.

About Alcoa

A global leader in lightweight metals technology, engineering and manufacturing, Alcoa innovates multi-material solutions that advance our world. Our technologies enhance transportation, from automotive and commercial transport to air and space travel, and improve industrial and consumer electronics products. We enable smart buildings, sustainable food and beverage packaging, high-performance defense vehicles across air, land and sea, deeper oil and gas drilling and more efficient power generation. We pioneered the aluminum industry over 125 years ago, and today, our approximately 62,000 people in 30 countries deliver value-add products made of titanium, nickel and aluminum, and produce best-in-class bauxite, alumina and primary aluminum products. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “estimates,” “expects,” “forecasts,” “intends,” “outlook,” “plans,” “projects,” “sees,” “should,” “targets,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding Alcoa’s portfolio transformation, the company’s plans, objectives, expectations and intentions relating to the Firth Rixson business, the acquisition’s expected contribution to revenues, earnings and EBITDA and expected cost savings, the company’s leadership in the aerospace jet engine components industry, and the expected size, scope and growth of the company’s operations and the market in which it will operate. These statements reflect beliefs and assumptions that are based on Alcoa’s perception of historical trends, current conditions and expected future developments, as well as other factors management believes are appropriate in the circumstances. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Alcoa, including aerospace; (c) increases in the costs of raw materials; (d) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products, including unfavorable changes in laws and governmental policies, civil unrest, imposition of sanctions, expropriation of assets, or other events beyond Alcoa’s control; (e) the risk that the Firth Rixson business will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (f) the possibility that certain assumptions with respect to Firth Rixson could prove to be inaccurate; (g) the loss of key employees, customers, suppliers and other business relationships of Alcoa or Firth Rixson as a result of the acquisition; and (h) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2013, Forms 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.